Exhibit 99.1

MADISON SQUARE GARDEN SPORTS CORP. REPORTS

FISCAL 2024 FIRST QUARTER RESULTS

NEW YORK, N.Y., November 2, 2023 - Madison Square Garden Sports Corp. (NYSE: MSGS) today reported financial results for the fiscal first quarter ended September 30, 2023.

With the 2023-24 New York Knicks (“Knicks”) and New York Rangers (“Rangers”) seasons now underway, the Company is seeing continued positive operating momentum across its business. The combined season ticket renewal rate for the Knicks and Rangers is over 94%, which is on a larger renewable base than the prior year. Renewal and new sales activity remains robust in suites, and, in sponsorships, the Company has signed a number of new marketing partners leading into the seasons. In addition, the Company anticipates continued growth in both local and national media rights fees in fiscal 2024 due to ongoing annual contractual rate escalators.

For the fiscal 2024 first quarter, the Company generated revenues of $43.0 million, an increase of $19.0 million, or 79%, as compared to the prior year period. In addition, the Company reported an operating loss of $14.8 million, an improvement of $21.1 million, or 59%, and an adjusted operating loss of $10.0 million, an improvement of $17.8 million, or 64%, both as compared to the prior year period. (1)

Madison Square Garden Sports Corp. Executive Chairman James L. Dolan said, “We are pleased with the positive momentum we have seen in our business so far this fiscal year. We are confident that the enduring popularity of our teams and strength of our operations has us well-positioned to drive long-term shareholder value.”

Results from Operations

Results for the three months ended September 30, 2023 and 2022 were as follows:

	Three Months Ended September 30,		Change
$ millions	2023	2022	$	%
Revenues	$43.0	$24.1	$19.0	79%
Operating loss	$(14.8)	$(35.9)	$21.1	59%
Adjusted operating loss(1)	$(10.0)	$(27.8)	$17.8	64%

Note: Does not foot due to rounding

1.

See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures. During the fourth quarter of fiscal 2023, the Company amended this definition so that the impact of the non-cash portion of operating lease costs (which was $0.5 million for the three months ended September 30, 2023 and $0.5 million for the three months ended September 30, 2022) related to the Company’s arena license agreements with Madison Square Garden Entertainment Corp. (“MSG Entertainment”) is no longer excluded in all periods presented.

Summary of Reported Results from Operations

For the fiscal 2024 first quarter, revenues of $43.0 million increased $19.0 million, or 79%, as compared to the prior year period. This increase primarily reflects higher revenues of $17.0 million due to an increase in and the timing of recognition of certain league distributions unrelated to national media rights fees.

Direct operating expenses of $3.5 million decreased $0.2 million, or 4%, as compared to the prior year period. This decrease was primarily driven by lower team personnel compensation of $1.3 million, partially offset by an increase of $1.0 million in net provisions for league revenue sharing expense (net of escrow and excluding playoffs) and NBA luxury tax.

Selling, general and administrative expenses of $53.6 million decreased $1.7 million, or 3%, as compared to the prior year period. This decrease was driven by lower employee compensation and related benefits of $2.7 million, primarily due to executive management transition costs recognized in the prior year period, partially offset by higher other expenses.

Operating loss of $14.8 million improved $21.1 million, or 59%, as compared to the prior year period, primarily due to the increase in revenues and, to a lesser extent, the decrease in selling, general and administrative expenses (including share-based compensation). Adjusted operating loss of $10.0 million improved $17.8 million, or 64%, as compared to the prior year period, primarily due to the increase in revenues, partially offset by an increase in selling, general and administrative expenses (excluding share-based compensation).

About Madison Square Garden Sports Corp.

Madison Square Garden Sports Corp. (MSG Sports) is a leading professional sports company, with a collection of assets that includes the New York Knicks (NBA) and the New York Rangers (NHL), as well as two development league teams – the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL). MSG Sports also operates a professional sports team performance center – the MSG Training Center in Greenburgh, NY. More information is available at www.msgsports.com.

Non-GAAP Financial Measures

During the fourth quarter of fiscal 2023, the Company amended its definition of adjusted operating income (loss) so that the impact of the non-cash portion of operating lease costs related to the Company’s arena license agreements with MSG Entertainment is no longer excluded in the calculation of adjusted operating income (loss) in all periods presented.

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits, (iv) gains or losses on sales or dispositions of businesses, (v) the impact of purchase accounting adjustments related to business acquisitions, and (vi) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. In addition, we believe that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Miscellaneous income (expense), net, which is not reflected in Operating income (loss).

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates, and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Ari Danes, CFA Investor Relations and Financial Communications (212) 465-6072	Justin Blaber Financial Communications (212) 465-6109

Grace Kaminer Investor Relations (212) 631-5076

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2023	2022
Revenues	$43,046	$24,089
Direct operating expenses	3,520	3,681
Selling, general and administrative expenses	53,556	55,281
Depreciation and amortization	794	1,025

Operating loss	(14,824)	(35,898)
Other income (expense):
Interest income	453	356
Interest expense	(6,929)	(3,312)
Miscellaneous expense, net	(12,665)	(166)

Loss before income taxes	(33,965)	(39,020)
Income tax benefit	15,144	20,493

Net loss	(18,821)	(18,527)
Less: Net loss attributable to nonredeemable noncontrolling interests	—	(707)

Net loss attributable to Madison Square Garden Sports Corp.’s stockholders	$(18,821)	$(17,820)

Basic loss per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(0.79)	$(0.73)
Diluted loss per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(0.79)	$(0.73)
Basic weighted-average number of common shares outstanding	23,971	24,295
Diluted weighted-average number of common shares outstanding	23,971	24,295

MADISON SQUARE GARDEN SPORTS CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

(In thousands)

The following is a description of the adjustments to operating loss in arriving at adjusted operating loss as described in this earnings release:

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets in all periods.

•

Share-based compensation. This adjustment eliminates the compensation expense related to restricted stock units and stock options granted under the Company’s employee stock plan and non-employee director plan in all periods.

•

Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company’s executive deferred compensation plan.

	Three Months Ended September 30,
	2023	2022
Operating loss	$(14,824)	$(35,898)
Depreciation and amortization	794	1,025
Share-based compensation	4,149	7,220
Remeasurement of deferred compensation plan liabilities	(104)	(103)

Adjusted operating loss(1)	$(9,985)	$(27,756)

(1)

During the fourth quarter of fiscal 2023, the Company amended its definition of adjusted operating income (loss) so that the impact of the non-cash portion of operating lease costs related to the Company’s arena license agreements with MSG Entertainment is no longer excluded. Pursuant to GAAP, recognition of operating lease costs is recorded on a straight-line basis over the term of the agreement based upon the value of total future payments under the arrangement. As a result, operating lease costs is comprised of a contractual cash component plus or minus a non-cash component for each period presented. Adjusted operating loss includes operating lease costs of (i) $829 and $805 of expense paid in cash for the three months ended September 30, 2023 and 2022, respectively, and (ii) a non-cash expense of $482 and $506, for the three months ended September 30, 2023 and 2022, respectively.

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2023	June 30, 2023
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$51,208	$40,398
Restricted cash	1,211	61
Accounts receivable, net of allowance for doubtful accounts of $0 and $0 as of September 30, 2023 and June 30, 2023, respectively	34,809	40,139
Net related party receivables	18,280	15,969
Prepaid expenses	71,422	24,768
Other current assets	23,866	27,898

Total current assets	200,796	149,233
Property and equipment, net of accumulated depreciation and amortization of $49,911 and $49,117 as of September 30, 2023 and June 30, 2023, respectively	30,244	30,501
Right-of-use lease assets	713,350	715,283
Indefinite-lived intangible assets	103,644	103,644
Goodwill	226,523	226,523
Investments	57,703	67,374
Other assets	33,825	22,459

Total assets	$1,366,085	$1,315,017

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands, except per share data)

	September 30, 2023	June 30, 2023
	(Unaudited)
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$5,476	$9,093
Net related party payables	6,337	5,842
Debt	30,000	30,000
Accrued liabilities:
Employee related costs	70,152	144,310
League-related accruals	80,184	106,926
Other accrued liabilities	10,608	17,561
Operating lease liabilities, current	50,530	49,745
Deferred revenue	300,440	157,051

Total current liabilities	553,727	520,528
Long-term debt	370,000	295,000
Operating lease liabilities, noncurrent	734,277	746,437
Defined benefit obligations	4,532	4,526
Other employee related costs	51,631	49,070
Deferred tax liabilities, net	8,856	24,024
Deferred revenue, noncurrent	1,605	12,666

Total liabilities	1,724,628	1,652,251

Commitments and contingencies
Madison Square Garden Sports Corp. Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,404 and 19,364 shares outstanding as of September 30, 2023 and June 30, 2023, respectively	204	204
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of September 30, 2023 and June 30, 2023	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of September 30, 2023 and June 30, 2023	—	—
Additional paid-in capital	7,553	16,846
Treasury stock, at cost, 1,044 and 1,084 shares as of September 30, 2023 and June 30, 2023, respectively	(172,605)	(179,410)
Accumulated deficit	(192,737)	(173,910)
Accumulated other comprehensive loss	(1,003)	(1,009)

Total equity	(358,543)	(337,234)

Total liabilities and equity	$1,366,085	$1,315,017

MADISON SQUARE GARDEN SPORTS CORP.

SELECTED CASH FLOW INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2023	2022
Net cash (used in) provided by operating activities	$(54,141)	$1,285
Net cash used in investing activities	(1,729)	(271)
Net cash provided by (used in) financing activities	67,830	(10,996)

Net increase (decrease) in cash, cash equivalents and restricted cash	11,960	(9,982)

Cash, cash equivalents and restricted cash at beginning of period	40,459	91,018

Cash, cash equivalents and restricted cash at end of period	$52,419	$81,036